EXHIBIT 99

News Release For further information contact: Raphael Gross / Sheryl Freeman of ICR 203-682-8253 / 646-277-1284

Dave & Buster’s Entertainment, Inc. Announces Third Quarter 2014 Financial Results

Achieves Record-Setting Revenues, Adjusted EBITDA & Margins for a Third Quarter

Issues Full Year 2014 Guidance

DALLAS, TX — (Globe Newswire) — December 16, 2014 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced financial results for its third quarter of 2014, which ended on November 2, 2014. We also issued guidance for the full year 2014, which ends on February 1, 2015.

Key highlights from the third quarter 2014 compared to the third quarter 2013 include:

▪	Raised $98.6 million in net proceeds through an initial public offering and repaid $100 million of indebtedness.
▪	Total revenues increased 14.9% to $163.5 million from $142.3 million.
▪	Comparable store sales increased 8.7%.
▪	Opened two stores.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 24.3% to $24.6 million from $19.8 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 110 basis points to 15.0%.
▪	Net loss of $(4.6) million, or $(0.13) per diluted share, compared to net loss of $(10.2) million, or $(0.31) per diluted share, in the third quarter of last year.
▪	Pro forma net loss**, a non-GAAP measure, was $(2.3) million, or $(0.06) per diluted share, compared to $(4.4) million, or $(0.11) per diluted share, in the third quarter 2013.

* A reconciliation of Adjusted EBITDA and Store-level EBITDA to Net income (loss), the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

** A reconciliation of Pro forma net income (loss) to Net income (loss), the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We delivered an exceptionally strong performance with record-setting third quarter revenues, Adjusted EBITDA, and Adjusted EBITDA margins. Our comparable store sales growth of 8.7% was the result of the successful conclusion to our ‘Summer of Games’ promotion along with traction from advertising D&B Sports, which together enabled us to outpace the competitive industry benchmark for the tenth consecutive quarter. I thank our entire team for their contributions to these outstanding achievements,” said Steve King, Chief Executive Officer.

King continued, “Dave & Buster’s is clearly differentiated from conventional casual dining and other entertainment options through our ‘Eat Drink Play and Watch’ brand attributes, which synergistically combine dining, entertainment, and sports viewing in one destination. Our dynamic, high-energy and social experience is impossible to replicate at home or elsewhere and positions us as the first choice for frequent fun.”

King concluded, “We have a significant whitespace opportunity and we believe our long-term market potential in North America is in excess of 200 stores, which is approximately three times our current store base. Our disciplined real estate strategy combined with our long-standing track record of delivering robust results in our new store openings provides us with the foundation to grow our brand domestically and over time, internationally as well. Having now successfully completed our initial public offering, we are excited to be executing our strategic growth plan and intend to open seven to eight new stores in 2015.”

Initial Public Offering

On October 16, 2014, we closed on an initial public offering of 5,882,353 shares of common stock at $16.00 per share. On October 21, 2014, we issued and sold an additional 882,352 shares of common stock reflecting the full exercise of the underwriters' Greenshoe option. Total net proceeds, after deducting underwriter discounts and commissions and certain offering expenses, were $98.6 million, and together with cash on hand, were used to repay $100 million of indebtedness.

Review of Third Quarter 2014 Operating Results

Total revenues increased 14.9% to $163.5 million from $142.3 million in the third quarter of 2013. Across all stores, Food and Beverage revenues increased 12.9% to $78.2 million and Amusements and Other revenues increased 16.7% to $85.3 million. In the year-ago period, we generated $2.6 million in revenues from our store in Bethesda, Maryland which has since closed.

Comparable store sales increased 8.7% in the third quarter of 2014 compared to a 2.4% increase in the same period last year. Our comparable store sales increase was driven by a 9.1% increase in walk-in sales and a 4.5% increase in special events sales. Non-comparable store revenues increased by $10.3 million in the third quarter of 2014 to $28.3 million, principally fueled by 75 additional store weeks from four stores opened in 2013 and five stores opened through the end of the third quarter of 2014.

Store-level EBITDA* increased 28.7% to $33.6 million in the third quarter of 2014 from $26.1 million in last year’s third quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 230 basis points to 20.6%.

Adjusted EBITDA* increased 24.3% to $24.6 million in the third quarter of 2014 from $19.8 million in last year’s third quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 110 basis points to 15.0%.

Operating income increased to $0.9 million in the third quarter of 2014 from a loss of $(0.9) million in last year’s third quarter. As a percentage of total revenues, Operating income increased approximately 120 basis points to 0.6%.

Net loss narrowed to $(4.6) million, or $(0.13) per basic share, compared to net loss of $(10.2) million, or $(0.31) per basic share, in the third quarter of last year. Pro forma net loss, a non-GAAP measure, was $(2.3) million, or $(0.06) per basic share, compared to $(4.4) million, or $(0.11) per basic share, in the third quarter of 2013.

Development

During the third quarter of 2014, we opened one store in the Hollywood area of Los Angeles, California and one store in Manchester, Connecticut. Subsequent to the end of the third quarter, we opened three additional stores located in Albuquerque, New Mexico; Portland, Oregon; and Greenville, South Carolina which completed our development plans for eight new stores in 2014.

For 2014, total capital additions (net of tenant improvement allowances) are expected in the $105 million to $110 million range and include development costs for store openings, several remodeling and related projects, new games and maintenance capital.

Outlook

We are providing the following guidance for the full year 2014, which ends on February 1, 2015.

▪	Comparable store sales increase of 5.5% to 6.0%.
▪	Adjusted EBITDA* of $156.5 million to $157.5 million.
▪	Pro forma effective tax rate of approximately 38%.

Conference Call Today

Management will hold a conference call today to discuss these results at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (888) 455-2308 or for international callers by dialing (719) 325-2334. A replay will be available after the call for one year beginning at 8:30 p.m. Central Time (9:30 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 7735531.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., an owner and operator of 73 venues in North America that combine dining and entertainment and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Store-level EBITDA, Pro forma net income (loss), and Pro forma net income (loss) per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	November 2, 2014	February 2, 2014
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$58,946	$38,080
Other current assets	64,545	61,264

Total current assets	123,491	99,344

Property and equipment, net	427,235	388,093

Intangible and other assets, net	372,785	374,321

Total assets	$923,511	$861,758

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$129,092	$113,044

Other long-term liabilities	121,322	114,089

Long-term debt, less current liabilities, net unamortized discount	428,976	484,177

Stockholders' equity	244,121	150,448

Total liabilities and stockholders' equity	$923,511	$861,758

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	13 Weeks Ended		13 Weeks Ended
	November 2, 2014		November 3, 2013

Food and beverage revenues	$78,179	47.8%	$69,236	48.6%
Amusement and other revenues	85,295	52.2%	73,094	51.4%
Total revenues	163,474	100.0%	142,330	100.0%

Cost of products	32,340	19.8%	28,707	20.2%
Store operating expenses	97,535	59.6%	87,516	61.5%
General and administrative expenses	11,393	7.0%	8,983	6.3%
Depreciation and amortization expense	17,648	10.8%	15,683	11.0%
Pre-opening costs	3,650	2.2%	2,333	1.6%
Total operating costs	162,566	99.4%	143,222	100.6%

Operating income	908	0.6%	(892)	-0.6%

Interest expense, net	6,130	3.8%	12,018	8.5%
Loss on debt retirement	1,592	1.0%	-	0.0%

Loss before benefit for income taxes	(6,814)	-4.2%	(12,910)	-9.1%
Benefit for income taxes	(2,207)	-1.4%	(2,750)	-2.0%
Net loss	$(4,607)	-2.8%	$(10,160)	-7.1%

Net loss per share:
Basic	$(0.13)		$(0.31)
Diluted	$(0.13)		$(0.31)
Weighted average shares used in per share calculations:
Basic shares	34,881,763		33,186,273
Diluted shares	34,881,763		33,186,273

Other information:
Company-owned and operated stores open at end of period	70		64
Note: Fiscal year 2013 store count includes our Kensington/Bethesda, Maryland location which permanently closed on August 12, 2014

The following table sets forth a reconciliation of Net loss to EBITDA , Adjusted EBITDA and Store-level EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	November 2, 2014		November 3, 2013

Net loss	$(4,607)	-2.8%	$(10,160)	-7.1%
Add back: Interest expense, net	6,130		12,018
Loss on debt retirement	1,592		-
Benefit for income taxes	(2,207)		(2,750)
Depreciation and amortization	17,648		15,683
EBITDA	18,556	11.4%	14,791	10.4%
Add back: Loss on asset disposal	645		1,245
Share-based compensation	1,361		286
Currency transaction (gain) loss	16		34
Pre-opening costs	3,650		2,333
Reimbursement of affiliate and other expenses	169		178
Change in deferred amusement revenue and ticket redemption liability adjustments	(169)		881
Transaction and other costs	355		26
Adjusted EBITDA	$24,583	15.0%	$19,774	13.9%

EBITDA	$18,556	11.4%	$14,791	10.4%
Add back: General and administrative expenses	11,393		8,983
Pre-opening costs	3,650		2,333
Store-level EBITDA	$33,599	20.6%	$26,107	18.3%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	39 Weeks Ended		39 Weeks Ended
	November 2, 2014		November 3, 2013

Food and beverage revenues	$256,077	47.4%	$222,508	47.9%
Amusement and other revenues	283,605	52.6%	241,700	52.1%
Total revenues	539,682	100.0%	464,208	100.0%

Cost of products	105,274	19.5%	91,243	19.7%
Store operating expenses	296,797	55.0%	258,823	55.7%
General and administrative expenses	31,462	5.8%	26,905	5.8%
Depreciation and amortization expense	52,321	9.7%	49,333	10.6%
Pre-opening costs	7,942	1.5%	5,175	1.1%
Total operating costs	493,796	91.5%	431,479	92.9%

Operating income	45,886	8.5%	32,729	7.1%

Interest expense, net	29,826	5.5%	35,879	7.8%
Loss on debt retirement	27,578	5.1%	-	0.0%

Loss before benefit for income taxes	(11,518)	-2.1%	(3,150)	-0.7%
Benefit for income taxes	(4,494)	-0.8%	(442)	-0.1%
Net loss	$(7,024)	-1.3%	$(2,708)	-0.6%

Net loss per share:
Basic	$(0.21)		$(0.08)
Diluted	$(0.21)		$(0.08)
Weighted average shares used in per share calculations:
Basic shares	33,763,436		33,186,273
Diluted shares	33,763,436		33,186,273

Other information:
Company-owned and operated stores open at end of period	70		64
Note: Fiscal year 2013 store count includes our Kensington/Bethesda, Maryland location which permanently closed on August 12, 2014

The following table sets forth a reconciliation of Net loss to EBITDA , Adjusted EBITDA and Store-level EBITDA for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	November 2, 2014		November 3, 2013

Net loss	$(7,024)	-1.3%	$(2,708)	-0.6%
Add back: Interest expense, net	29,826		35,879
Loss on debt retirement	27,578		-
Benefit for income taxes	(4,494)		(442)
Depreciation and amortization	52,321		49,333
EBITDA	98,207	18.2%	82,062	17.7%
Add back: Loss on asset disposal	1,267		2,183
Share-based compensation	1,864		908
Currency transaction (gain) loss	(4)		184
Pre-opening costs	7,942		5,175
Reimbursement of affiliate and other expenses	472		552
Change in deferred amusement revenue and ticket redemption liability adjustments	2,378		3,371
Transaction and other costs	1,519		177
Adjusted EBITDA	$113,645	21.1%	$94,612	20.4%

EBITDA	$98,207	18.2%	$82,062	17.7%
Add back: General and administrative expenses	31,462		26,905
Pre-opening costs	7,942		5,175
Store-level EBITDA	$137,611	25.5%	$114,142	24.6%

The following table sets forth a reconciliation of net income (loss) to pro forma net income (loss) and pro forma net income (loss) per share:

DAVE & BUSTER'S ENTERTAINMENT, INC.

Reconciliation of Net Loss to Pro Forma Net Loss (Unaudited)

(in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Net loss, as reported	$(4,607)	$(10,160)	$(7,024)	$(2,708)

Interest expense, net (a)	6,130	12,018	29,826	35,879
Loss on debt retirement (a)	1,592	-	27,578	-
Proforma Interest expense based on reduced debt balance (b)	(4,964)	(4,999)	(14,924)	(14,876)
Share-based compensation (c)	1,361	286	1,864	908
Proforma Share-based compensation (d)	(1,020)	(1,020)	(2,615)	(2,615)
Transaction Costs (e)	331	-	1,112	-
Incremental public company costs (f)	(400)	(400)	(1,200)	(1,200)
Benefit for income taxes (g)	(2,207)	(2,750)	(4,494)	(442)
Pre-tax pro forma net income (loss)	(3,784)	(7,025)	30,123	14,946
Pro forma provision (benefit) for income taxes (g)	(1,440)	(2,670)	11,445	5,679
Pro forma net income (loss)	$(2,344)	$(4,356)	$18,677	$9,267

Pro forma net income (loss) per share:
Pro forma basic	$(0.06)	$(0.11)	$0.47	$0.23
Pro forma diluted	n/a	n/a	$0.44	$0.22

Weighted average shares used in per share calculations:
Basic shares (h)	39,969,130	39,951,131	39,969,130	39,951,131
Diluted shares (i)	42,760,557	42,756,994	42,760,557	42,762,860

(a) Reflects the adjustment to eliminate the historic net interest expense and loss on debt retirement for all periods presented.

(b) Represents interest expense on our current post-IPO debt balance of $430,000 as if the balance were outstanding at February 4, 2013. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of historic share-based compensation expense including costs associated with accelerated vesting and modification of options at the date of the IPO.

(d) Represents an estimate of the recurring stock compensation expense that will be incurred subsequent to our IPO. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, accounting and consulting costs incurred investigating potential capital market transactions and expenses recognized in the third quarter of 2014 for IPO-related costs that were not capitalized as part of our initial public offering. The expenses include legal and other expenses directly related to the IPO.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) For comparability the provision for taxes is added back to arrive at pre-tax Adjusted net income (loss); then an estimated 38% tax rate is applied to arrive at Pro forma net income (loss).

(h) Basic shares for periods prior to the offering are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 issued in connection with our IPO as if they were outstanding at February 4, 2013.

(i) Diluted shares reflect the Basic shares as calculated above and the stock split effected common stock equivalents in each period presented.